EXHIBIT 99.1

[LOGO OF NEWPARK RESOURCES, INC]
--------------------------------------------------------------------------------
3850 NORTH CAUSEWAY BOULEVARD . SUITE 1770 . MATAIRE, LOUISIANA 70002-1752 .
(504) 838-8222 . FAX (504) 833-9506

                     NEWPARK RESOURCES REPORTS FULL YEAR AND
                           FOURTH QUARTER 2005 RESULTS

     o    Total Revenues Increase 28.5%
     o    Net Income Grows 440% Year over Year
     o    Hurricanes Impact Earnings by $0.08 per Share

METAIRIE, La, (PR Newswire)--Monday, March 6, 2006 - Newpark Resources, Inc. (NYSE: NR) today reported net income for the year ended December 31, 2005 of $21.6 million, or $0.25 per common share, on revenue of $557.0 million. This compares to 2004 net income of $4.0 million, or $0.05 per common share, on revenue of $433.4 million.

For the fourth quarter of 2005, Newpark reported net income of $6.9 million or $0.08 per share, on revenue of $147.3 million. This compares to net income of $526,000 or $0.01 per share, on revenue of $113.7 million in the 2004 quarter. Amounts for 2004 include $4.2 million of non-cash charges, equal to $0.03 per share, affecting both the year and the fourth quarter results.

The quarterly and annual net income reported are in line with analyst estimates and our 2005 guidance.

Consolidated revenue and segment operating income gains in both the year and fourth quarter were driven by continued growth in the company's drilling fluids segment, which increased revenue by 42% during 2005 notwithstanding the impact in the third and fourth quarters of hurricanes in the Gulf of Mexico.

James D. Cole, Newpark's Chief Executive Officer commented: "We believe that Hurricanes Katrina and Rita, which directly affected both the drilling fluids and E&P waste business, reduced reported revenue by more than $21.0 million, impacting reported earnings by approximately $0.08 per share. To date, Newpark has recovered approximately $8.3 million of its insured losses, including principally property damage and a portion of its business interruption claims related to Hurricanes Katrina and Rita. Determination of the additional amount of the business interruption claims has not yet been completed."

DRILLING FLUIDS SEGMENT
-----------------------
Drilling fluids revenue for 2005 totaled $386.2 million, an increase of 42% from $272.9 million the prior year. Segment operating margin increased 90% to $41.4 million in 2005 compared to $21.8 million the prior year. This equates to a 10.7% operating margin in 2005, up from 8.0% in the year-ago period.

            NEWPARK RESOURCES, INC. - 4Q AND FY 2005 EARNINGS RELEASE
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Fourth quarter 2005 revenue of $103.7 million increased 34.9% from $76.9 million in the year-ago period, the result of continued strong growth in markets outside of the storm-impacted Gulf Coast, as the number of rigs serviced by Newpark in the fourth quarter increased 25% compared to a year ago. Segment operating income rose by over 44% to $11.6 million, or 11.2% of revenue, compared to $8.1 million, equal to 10.5% of revenue, in the 2004 quarter.

Cole commented, "Much of the fourth quarter revenue growth came from the unconventional gas markets in the Mid-Continent region made possible by advances in drilling and fracture stimulation technology. Newpark began to develop a position in these markets several years ago and has made considerable progress deploying the NewPhase(TM) product, a component of the company's high performance water-based product line, to create high performance fluid systems tailored to the drilling problems created by the reactive shale strata encountered in that market. With the continued development of shale plays in various U.S. basins, such as in the Mid Continent and the Rockies, we are optimistic about further market penetration for NewPhase(TM)."

E&P WASTE SERVICES
------------------
E&P waste segment revenue declined 5% to $61.3 million in 2005 compared to $64.5 million in 2004, the combined effect of adverse tropical weather and the focus of key personnel on the start-up of the new water treatment technology project. The Gulf Coast component of revenue suffered a volume decline from 3.2 million barrels in 2004 to 3.1 million in 2005 due to the late season storms. This was offset by a 10% increase in average revenue per barrel to $12.96 arising from favorable changes in mix. The segment operating contribution for 2005 was $6.4 million, equal to 10.4% of revenue, compared to $8.2 million, or 12.6% of revenue in 2004.

Fourth quarter 2005 revenue totaled $16.4 million, substantially unchanged from $16.9 million in the final quarter of 2004. Segment operating profit of $2.8 million equaled 16.9% of revenue as compared to 14.8%, or $2.5 million, a year ago. Gulf Coast market waste volume in the fourth quarter rebounded sequentially to 803,000 from 683,000 barrels in the third quarter of 2005 as the company moved rapidly to reopen storm-damaged facilities and captured increased market share in the process.

WATER TREATMENT TECHNOLOGY
--------------------------
Newpark is continuing work to commercialize a new proprietary water treatment technology, with current engineering efforts directed to improve the throughput capacity of the company's Boulder, Wyo. waste disposal site serving the Jonah and Pinedale fields in southwestern Wyoming, a very active North American natural gas market. In addition, Newpark has completed construction and is currently starting operation of its Gillette, Wyo. treatment facility which it will operate for a major independent gas producer in the coal seam methane market.

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"Testing is slated to begin this month near Fort McMurray, Alberta, applying our water treatment technology to recycle contaminated water generated with production from oil sands in that area," said Cole. "We believe that there is additional value to be created by capturing the heat energy contained in the water and returning it to the operator, potentially reducing their energy consumption in the production process. Application of this proprietary technology to the waste water problems within the oil and gas industry could create a major new business opportunity for Newpark."

MAT SALES AND MAT RENTALS
-------------------------
Mat segment revenue totaled $109.5 million for fiscal 2005, generating $11.1 million in operating contribution. This compares to $96.0 million in 2004 revenue, and $4.4 million in segment operating profit. The earnings improvement reflects, in part, operating cost reductions implemented during the year.

"The mat segment was less directly impacted by the storms than drilling fluids and E&P waste, and suffered much less physical damage to facilities and equipment, " Cole explained. "However, we encountered numerous delays in the start-up of new projects as customers revised their priorities following the storms, and this held revenue below our expectations in the fourth quarter."

Increased sales of wooden and composite mats accounted for $10.3 million of the revenue increase. Total site volume for 2005 was 13.5 million square feet at an average price of $1.08 per square foot, and compares to 15.9 million square feet in 2004 averaging $1.00 per square foot.

Fourth quarter mat segment revenues totaled $27.2 million, compared to $19.9 million in the 2004 quarter. Mat sales contributed $8.8 million of the total segment revenue, and $6.2 million of the year-over-year revenue change, on the strength of increased units sold in both the DuraBase(TM) and Bravo(TM) product lines. Segment operating contribution improved from $182,000 in the 2004 quarter to $2.0 million in the recent period, principally from mat sales operations. Total mat rental installations in the quarter amounted to 3.6 million square feet, with average pricing at $0.98 per square foot.

Cole commented: "As in the third quarter, fourth quarter operating results were impaired by the effects of severe tropical weather affecting our Gulf Coast rental market. We expect earnings from the segment to improve in 2006, led by an expected 25% increase in mat rental pricing and improved volume as market conditions return to normal, coupled with completion of our cost reduction program now fully in place. Finally, we anticipate that 2006 will demonstrate growth of non-oilfield rentals, principally to the utility industry, which declined in the second half of last year in the wake of tropical weather in the Gulf."

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                       ISSUED MARCH 6, 2006 - PAGE 3 OF 7
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BALANCE SHEET DATA
------------------
Newpark ended the year with $8.0 million in cash and borrowings of $32.7 million outstanding under its bank credit facility. Working capital increased by $19.0 million during the year, principally due to the need to carry increased levels of accounts receivable due to the increase in revenue during the period. Cash used for capital expenditures within the existing operating units totaled $18.3 million for the year, net of $4.7 million of financed additions and $1.5 million of asset sales. In addition, the Company invested $11.2 million implementing the new water treatment technology during the period.

INVESTOR CONFERENCE CALL
------------------------
Newpark will host a conference call at 10:00 AM EST, Tuesday, March 7. Investors may access the call by dialing 800-862-9098; the access code is Newpark. The call will be webcast live and can be accessed from the Investor Relations page of the Company's web site at "www. newpark.com."

Newpark Resources, Inc. provides integrated fluids management, environmental and oilfield services to the exploration and production industry.

                      THREE PAGES OF FINANCIAL DATA FOLLOW

For further information contact:
Matthew W. Hardey
Vice President of Finance
Newpark Resources, Inc.
3850 N. Causeway, Suite 1770
Metairie, Louisiana 70002
(504) 838-8222

The foregoing discussion contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. There are risks and uncertainties that could cause future events and results to differ materially from those anticipated by management in the forward-looking statements included in this press release. For further information regarding these and other factors, risks and uncertainties affecting Newpark, we refer you to the risk factors set forth in the Prospectus included in Newpark's Registration Statement on Form S-3 filed on May 8, 2002 (File No. 333-87840), to the section entitled "Forward Looking Statements" on page 17 of that Prospectus and to our periodic reports filed with the Securities and Exchange Commission, including our Report on Form 10-K for the year ended December 31, 2004. In particular, as described on page 9 of that Prospectus, any material decline in the level of oil and gas exploration and production activity could result in fewer opportunities being available for the service industry in general and Newpark in particular, and may adversely affect the demand for our services. In addition, as described on page 13 of that Prospectus, rescission or relaxation of governmental regulations, including in the discharge regulations recently implemented, could reduce the demand for Newpark's services and reduce Newpark's revenues and income. We strongly urge you to review these filings for a more detailed discussion of these risks and uncertainties. Newpark's SEC filings can be obtained at no charge at http://www.sec.gov , as well as through our website http://www.newpark.com .

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NEWPARK RESOURCES, INC.
FOURTH QUARTER COMPARISON

(Unaudited)                                     QUARTER ENDED DECEMBER 31,
---------------------------------------------   ---------------------------
(In thousands, except per share data)               2005           2004
                                                ------------   ------------
Segment revenues
     Fluids sales and engineering               $    103,668   $     76,895
     E&P waste disposal                               16,439         16,858
     Mat and integrated services                      27,239         19,936
                                                ------------   ------------
         Total Segment Revenues                      147,346        113,689

Segment operating income
     Fluids sales and engineering                     11,578          8,059
     E&P waste disposal                                2,791          2,543
     Mat and integrated services                       1,958            182
                                                ------------   ------------
         Total Segment Operating Income               16,327         10,784

General and administrative expenses                    2,357          2,391
Provision for uncollectible accounts                    (189)           800
Impairment of long-lived assets                            -          3,399
                                                ------------   ------------
Operating income                                      14,159          4,194

Foreign currency exchange (gain) loss                   (178)          (518)
Interest and other (income) expense                       92            (90)
Interest expense                                       3,757          3,912
                                                ------------   ------------
Income before income taxes                            10,488            890
Provision for income taxes                             3,562            139
                                                ------------   ------------
Net income                                             6,926            751
Less:
     Preferred stock dividends                             -            225
                                                ------------   ------------
Net income applicable to common shares          $      6,926   $        526
                                                ============   ============

Weighted average common shares
 outstanding (diluted)                                88,966         84,194
                                                ============   ============
Net income per common share (diluted)           $       0.08   $       0.01
                                                ============   ============

EBITDA
Pretax income                                   $     10,488   $        890
Depreciation and amortization                          6,823          5,461
Interest expense                                       3,757          3,912
Other non-cash charges:
Provision for uncollectible accounts                    (189)           800
Impairment of long-lived assets                            -          3,399
                                                ------------   ------------
     Total                                      $     20,879   $     14,462
                                                ============   ============
% of Revenue                                            14.2%          12.7%

DRILLING FLUIDS DATA
Average rigs - Newpark's domestic market               1,079            929
Average rigs serviced                                    210            175
Rig share                                               19.5%          18.8%
Annualized revenue per rig (000's)              $      1,568   $      1,441

WASTE DATA (in thousands, except
 per barrel amounts)
Gulf Coast E&P waste volume (000's)                      803            872
Gulf Coast average revenue per barrel           $      12.95   $      11.59

Gulf Coast E&P revenue                          $       10.4   $       10.5
NORM                                                     0.9            1.0
Industrial                                               0.7            0.9
                                                ------------   ------------
     Total Gulf Coast market                            12.0           12.4
Non-Gulf Coast markets                                   4.4            4.5
                                                ------------   ------------
     Total revenue                              $       16.4   $       16.9
                                                ============   ============
MAT RENTAL DATA - Gulf Coast (dollars
 in millions, except per square foot
amounts)

Installation                                    $        3.5   $        3.6
Re-rental                                                1.4            2.0
                                                ------------   ------------
Total U.S. oilfield mat rental                  $        4.9   $        5.6
Non-oilfield mat rental                                  0.7            1.7
Integrated services and other                           12.8           10.5
Canadian operations                                      0.4            0.2
Composite mats                                           8.4            1.9
     Total revenue                              $       27.2   $       19.9

Average price per square foot                   $       0.98   $       1.05
Square feet installed (MM)                               3.6            3.4

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NEWPARK RESOURCES, INC.
FISCAL YEAR COMPARISON

(Unaudited)                                        YEAR ENDED DECEMBER 31,
---------------------------------------------   ---------------------------
(In thousands, except per share data)               2005           2004
                                                ------------   ------------
Segment revenues
     Fluids sales and engineering               $    386,228   $    272,937
     E&P waste disposal                               61,285         64,477
     Mat and integrated services                     109,525         96,008
                                                ------------   ------------
         Total Segment Revenues                      557,038        433,422

Segment operating income
     Fluids sales and engineering                     41,427         21,837
     E&P waste disposal                                6,350          8,156
     Mat and integrated services                      11,080          4,414
                                                ------------   ------------
         Total Segment Operating Income               58,857         34,407

General and administrative expenses                    9,537          9,384
Provision for uncollectible accounts                     843            800
Impairment of long-lived assets                            -          3,399
                                                ------------   ------------
Operating income                                      48,477         20,824

Foreign currency exchange (gain) loss                   (521)          (301)
Interest and other (income) expense                     (158)        (1,345)
Interest expense                                      16,155         14,797
                                                ------------   ------------
Income (loss) before income taxes                     33,001          7,673
Provision for income taxes                            10,862          2,717
                                                ------------   ------------
Net income (loss)                                     22,139          4,956
Less:
     Preferred stock dividends and accretion             509            938
                                                ------------   ------------
Net income (loss) applicable to common shares   $     21,630   $      4,018
                                                ============   ============

Weighted average common shares
 outstanding (diluted)                                86,454         83,892
                                                ============   ============

Net income (loss) per common share              $       0.25   $       0.05
                                                ============   ============

EBITDA
Pretax income                                   $     33,001   $      7,673
Depreciation and amortization                         25,798         20,801
Interest expense                                      16,155         14,797
Other non-cash charges:
Provision for uncollectible accounts                     843            800
Impairment of long-lived assets                            -          3,399
                                                ------------   ------------
     Total                                      $     75,797   $     47,470
                                                ============   ============
% of Revenue                                            13.6%          11.0%

DRILLING FLUIDS DATA
Average rigs - Newpark's domestic market               1,029            899
Average rigs serviced                                    204            160
Rig share                                               19.8%          17.8%
Annualized revenue per rig (000's)              $      1,537   $      1,378

WASTE DATA (in thousands, except per
 barrel amounts)
Gulf Coast E&P waste volume (000's)                    3,070          3,226
Gulf Coast average revenue per barrel           $      12.96   $      11.82

Gulf Coast E&P revenue                          $       40.6   $       39.8
NORM                                                     3.5            3.2
Industrial                                               2.9            2.9
                                                ------------   ------------
     Total Gulf Coast market                            47.0           45.9
Non-Gulf Coast markets                                  14.3           18.6
                                                ------------   ------------
     Total revenue                              $       61.3   $       64.5

MAT RENTAL DATA - Gulf Coast (dollars in
 millions, except per square foot
amounts)

Installation                                    $       14.6   $       15.9
Re-rental                                                8.5            6.4
                                                ------------   ------------
Total U.S. oilfield mat rental                  $       23.1   $       22.3
Non-oilfield mat rental                                  4.9            4.7
Integrated services and other                           46.4           44.2
Canadian operations                                      9.9            5.1
Composite mats                                          25.2           19.7
     Total revenue                                     109.5           96.0

Average price per square foot                   $       1.08   $       1.00
Square feet installed (MM)                              13.5           15.9

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CONSOLIDATED BALANCE SHEETS
(Unaudited)                                     DECEMBER 31,   DECEMBER 31,
(In thousands)                                      2005           2004
                                                ------------   ------------
ASSETS
     Current assets:
     Cash and cash equivalents                  $      7,989   $      7,022
     Trade accounts receivable, less
       allowances                                    139,194        100,587
     Notes and other receivables                      12,623          7,321
     Inventories                                      86,299         84,044
     Deferred tax asset                               16,231         12,501
     Prepaid expenses and other
      current assets                                  13,448         13,275
                                                ------------   ------------
     Total current assets                            275,784        224,750

     Property, plant and equipment, net              239,774        210,514
     Goodwill                                        116,841        117,414
     Deferred tax asset                                    -          4,063
     Other intangible assets, net of
      accumulated amortization                        18,199         15,355
     Other assets                                      7,301         18,018
                                                ------------   ------------
                                                $    657,899   $    590,114
                                                ============   ============
LIABILITIES AND STOCKHOLDERS' EQUITY

     Foreign bank lines of credit               $     10,890   $      8,017
     Current maturities of long-term debt             12,696          5,031
     Accounts payable                                 42,984         38,822
     Accrued liabilities                              44,190         26,875
                                                ------------   ------------
     Total current liabilities                       110,760         78,745

     Long-term debt, less current portion            185,933        186,286
     Deferred tax liability                            8,031              -
     Other noncurrent liabilities                      2,737          2,118

     Preferred Stock                                       -         20,000
     Common Stock                                        884            840
     Paid-in capital                                 428,393        402,248
     Unearned restricted stock compensation             (235)          (472)
     Accumulated other comprehensive income            7,616          8,199
     Retained deficit                                (86,220)      (107,850)
                                                ------------   ------------
     Total stockholders' equity                      350,438        322,965
                                                ------------   ------------
                                                $    657,899   $    590,114
                                                ============   ============
     Ratio of long term debt to
      total capital                                     34.7%          36.6%

                                       ###

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